UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 8, 2005

BRE PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-14306	94-1722214
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44 Montgomery Street, 36th Floor, San Francisco, CA	94104-4809
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(415) 445-6530

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02: Results of Operations and Financial Condition.

On February 8, 2005, we issued a press release entitled “BRE Properties Announces Restatement; Reports Fourth Quarter and Full Year Results,” which sets forth disclosure regarding our restatement of payroll and other real estate expenses for prior periods and our results of operations for the fourth quarter and year 2004. A copy of the press release data is attached hereto as Exhibit 99.1. This section and the attached exhibit are provided under Item 2.02 of Form 8-K and are furnished to, but not filed with, the Securities and Exchange Commission.

ITEM 8.01: Other Events.

On February 8, 2005, we announced that we have adjusted our accounting policy regarding accruals and the recognition of certain expense items and, as a result, expect to restate our audited financial statements for the fiscal years ended December 31, 2000 through 2003, and our unaudited financial statements for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004. The impact to earnings per share (EPS) and funds from operations (FFO) per fully diluted share ranges from zero to $0.019 for the restated years 2000 through 2003. For the related quarters in 2004, the impact to EPS and FFO per share ranges from $0.005 to $0.037. The impact to the nine-month period ended September 30, 2004 is $0.015 per share. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this report.)

The restatement does not materially change BRE’s historical trends, nor does it adversely affect our business outlook. The restatement corrects a method of accounting we practiced for many years and assures comparisons of future results to past periods can be made on a consistent basis.

As a result of BRE’s implementation of Section 404 of the Sarbanes-Oxley Act of 2002, we determined that our long-held practice of recognizing payroll and certain categories of real estate expenses when they were paid instead of incurred is not appropriate. Although the expenses were of similar quality, quantity and timing in each period, they should have been recognized in the period incurred.

Management determined the internal control deficiency that gave rise to this restatement represents a material weakness, as defined by the PCAOB’s Auditing Standard No. 2. BRE believes it has taken appropriate action to modify its system of internal control, to correct this error and properly remediate the control deficiency.

We have elected to restate prior periods to adjust for out-of-period items, including expenses recognized in third quarter 2004 relating to the previously disclosed litigation charges associated with the Red Hawk Ranch apartment community. The timing adjustments for expense recognition affect net income, earnings per share, FFO and FFO per fully diluted share for the prior periods.

The estimated net impact of the restatement for the nine months ending September 30, 2004, and the first three quarters of 2004 are as follows:

Nine Months ended September 30, 2004 Restated

	Estimated Restated	Originally Reported	Estimated Increase (Decrease)
[in 000s, except per share data]
Net Income available to common shareholders	$36,296	$37,059	($763)	(2.1%)
Per diluted share	$0.72	$0.73	($0.015)
Funds from Operations	$85,347	$86,110	($763)	(0.9%)
• Per diluted share	$1.65	$1.67	($0.015)

Third Quarter 2004 Restated

	Estimated Restated	Originally Reported	Estimated Increase (Decrease)
[in 000s, except per share data]
Net Income available to common shareholders	$11,480	$10,116	$1,364	13.5%
• Per diluted share	$0.23	$0.20	$0.027
Funds from Operations	$29,484	$28,120	$1,364	4.9%
• Per diluted share	$0.57	$0.54	$0.027

Second Quarter 2004 Restated

	Estimated Restated	Originally Reported	Estimated Increase (Decrease)
[in 000s, except per share data]
Net Income available to common shareholders	$13,217	$13,479	($262)	(1.9%)
• Per diluted share	$0.26	$0.27	($0.006)
Funds from Operations	$29,004	$29,266	($262)	(0.9%)
• Per diluted share	$0.56	$0.57	($0.005)

First Quarter 2004 Restated

	Estimated Restated	Originally Reported	Estimated Increase (Decrease)
[in 000s, except per share data]
Net Income available to common shareholders	$11,599	$13,464	($1,865)	(13.9%)
• Per diluted share	$0.23	$0.27	($0.037)
Funds from Operations	$26,859	$28,724	($1,865)	(6.5%)
• Per diluted share	$0.52	$0.56	($0.036)

The estimated net impact of the restatement for the years ended December 31, 2003, 2002, 2001 and 2000 is as follows:

Full Year 2003 Restated

	Estimated Restated	Originally Reported	Estimated Increase (Decrease)
[in 000s, except per share data]
Net Income available to common shareholders	$70,175	$70,333	($158)	(0.2%)
• Per diluted share	$1.48	$1.48	($0.003)
Funds from Operations	$103,690	$103,847	($157)	(0.2%)
• Per diluted share	$2.13	$2.14	($0.003)

Full Year 2002 Restated

	Estimated Restated	Originally Reported	Estimated Increase (Decrease)
[in 000s, except per share data]
Net Income available to common shareholders	$87,171	$88,044	($873)	(1.0%)
• Per diluted share	$1.89	$1.91	($0.019)
Funds from Operations	$124,072	$124,945	($873)	(0.7%)
• Per diluted share	$2.60	$2.62	($0.019)

Full Year 2001 Restated

	Estimated Restated	Originally Reported	Estimated Increase (Decrease)
[in 000s, except per share data]
Net Income available to common shareholders	$78,971	$78,808	$163	0.2%
• Per diluted share	$1.69	$1.69	$0.003
Funds from Operations	$124,529	$124,366	$163	0.1%
• Per diluted share	$2.57	$2.56	$0.003

Full Year 2000 Restated

	Estimated Restated	Originally Reported	Estimated Increase (Decrease)
[in 000s, except per share data]
Net Income available to common shareholders	$36,521	$36,734	($213)	(0.6%)
• Per diluted share	$0.80	$0.81	($0.005)
Funds from Operations	$114,450	$114,663	($213)	(0.2%)
• Per diluted share	$2.37	$2.38	($0.004)

Fourth Quarter and 2004 Operating Results

Funds from operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $23.3 million, or $0.45 per diluted share, for the fourth quarter 2004, and $108.6 million, or $2.10 per diluted share, for the 12-month period. FFO includes Other Expenses related to a one-time charge for the retirement of our former chief executive officer and Red Hawk Ranch litigation costs, totaling $5.0 million, or $0.10 per diluted share for the fourth quarter 2004, and $6.8 million, or $0.13 per diluted share, for the 12-month period.

The FFO results for the fourth quarter and full year 2004 compare with FFO totaling $25.8 million, or $0.50 per share in the fourth quarter 2003, and FFO totaling $103.7 million, or $2.13 per share for 2003. FFO for full year 2003 included litigation related charges of $7.3 million, or $0.15 per share, which were recognized in second quarter 2003.

Net income available to common shareholders for fourth quarter 2004 totaled $25.1 million, or $0.49 per diluted share, as compared with $11.2 million, or $0.22 per diluted share, for the same period 2003. Net income available to common shareholders for the year 2004 totaled $61.4 million, or $1.21 per diluted share, as compared with $70.2 million, or $1.48 per diluted share, for the year 2003. The fourth quarter and 2004 results include a net gain on sales totaling $19.9 million, or $0.39 per diluted share. The 2003 results included a net gain on sales totaling $23.1 million, or $0.49 per diluted share, which were recognized during the first six months of 2003.

Adjusted EBITDA for the quarter totaled $49.5 million, as compared with $45.6 million in fourth quarter 2003. (A reconciliation of net income available to common shareholders to Adjusted EBITDA is provided at the end of this report.) For fourth quarter 2004, revenues totaled $71.3 million, excluding revenues from discontinued operations of $4.0 million. Revenues for fourth quarter 2003 totaled $65.4 million excluding revenues from discontinued operations of $4.1 million.

Adjusted EBITDA for the year 2004 totaled $194.0 million, as compared with $183.3 million for the year 2003. For the year ended December 31, 2004, revenues totaled $280.6 million, as compared with revenues of $256.2 million for the same period 2003, excluding revenues from discontinued operations of $16.6 million and $18.6 million, respectively.

BRE’s year-over-year core comparative earnings and FFO results were influenced by increased net operating income (NOI) generated from acquisitions completed in 2003 and 2004 and properties in the lease-up phase of development. (A reconciliation of net income available to shareholders to NOI is provided at the end of this report.) The growth in overall NOI was offset by increased interest expense, corporate G&A expense and an increase in weighted average shares outstanding following the third quarter 2003 offering of common shares.

Acquisition activities during 2003 and 2004 increased 4Q 2004 NOI by $2.5 million as compared with 4Q 2003. Development and lease-up properties generated $1.2 million in additional NOI during the quarter as compared with fourth quarter 2003 levels. For the year, acquisition activities increased 2004 NOI by $11.3 million as compared with 2003. Development and lease-up properties generated $5.2 million in additional NOI during 2004 as compared with 2003.

Level of Investment and NOI by Region

Quarter Ended December 31, 2004

Region	# Units	Gross Investment	% Investment	% NOI
($ amounts in 000s)
Southern CA	10,536	$1,229,741	47%	47%
Northern CA	5,644	591,537	23%	23%
Mountain/Desert	3,518	327,841	13%	10%
Pacific Northwest	3,572	389,052	15%	12%
Discontinued Operations	928	71,586	2%	5%
Partnership and other income	488	—	—	3%

Total	24,686	$2,609,757	100%	100%

Same-Store Property Results

During fourth quarter 2004, same-store NOI increased 1% as compared with the same period in 2003. Same-store NOI for the year was down 1% from 2003 levels. BRE defines same-store properties as stabilized apartment communities owned by the company for at least five full quarters. Of the 24,686 apartment units owned by BRE, same-store units totaled 19,726 for the quarter and 19,012 for the year.

Consistent with management’s expectations, year-over-year, same-store revenues were flat for the fourth quarter and the year. Same-store physical occupancy levels averaged 94.7% during fourth quarter 2004 as compared with 94.2% during fourth quarter 2003. Average market rent for fourth quarter 2004 increased 2% to $1,122 per unit, from $1,104 per unit in fourth quarter 2003. Annualized resident turnover averaged 64% during 2004 and 65% during 2003. Same-store real estate expenses decreased 1% for the quarter and increased 3% for the year.

On a sequential basis, same-store NOI decreased 2.3% due to a sequential decrease in revenues of 2.4%. During the fourth quarter, average occupancy levels declined 0.6%, due to seasonal trends. Portfolio-wide, fourth quarter market rent levels increased 0.6% to $1,122 per unit, from $1,114 per unit in third quarter 2004.

Same-Store % Growth Results

Q4 2004 Compared with Q4 2003

		% Change
	% NOI	Revenue	Expenses	NOI	#Units
L.A./Orange County, CA	25%	4.2%	-1.6%	6.8%	4,577
San Diego, CA	24%	1.5%	1.1%	1.7%	3,711
San Francisco, CA	17%	-3.0%	9.6%	-8.5%	3,035
Seattle, WA	13%	-0.7%	-7.0%	3.1%	3,149
Sacramento, CA	10%	-1.3%	-4.0%	0.1%	2,156
Phoenix, AZ	7%	-0.3%	-13.7%	8.7%	1,898
Denver, CO	4%	-5.5%	0.2%	-8.5%	1,200

Total	100%	0.3%	-1.2%	1.0%	19,726

Same-Store % Growth Results

12 Months Ended December 31, 2004 Compared with Same Period 2003

		% Change
	% NOI	Revenue	Expenses	NOI	#Units
L.A./Orange County, CA	22%	3.6%	1.0%	4.8%	3,863
San Diego, CA	24%	1.9%	3.3%	1.3%	3,711
San Francisco, CA	19%	-4.3%	8.1%	-8.7%	3,035
Seattle, WA	14%	0.0%	1.5%	-0.9%	3,149
Sacramento, CA	10%	0.1%	3.8%	-1.6%	2,156
Phoenix, AZ	7%	1.6%	1.7%	1.6%	1,898
Denver, CO	4%	-5.0%	-0.1%	-7.5%	1,200

Total	100%	0.2%	3.1%	-1.1%	19,012

Same-Store Average Occupancy and Turnover Rates

	Physical Occupancy			Turnover Ratio
	Q4 2004	Q3 2004	Q4 2003	2004	2003
L.A./Orange County, CA	95.9%	96.0%	95.6%	60%	54%
San Diego, CA	96.1%	96.0%	94.6%	60%	65%
San Francisco, CA	93.0%	94.0%	92.3%	63%	69%
Seattle, WA	93.2%	94.7%	93.3%	61%	63%
Sacramento, CA	94.6%	96.3%	93.8%	75%	79%
Phoenix, AZ	95.3%	95.8%	95.4%	71%	69%
Denver, CO	92.5%	93.4%	94.0%	78%	74%

Average	94.7%	95.3%	94.2%	64%	65%

Disposition Activity

During fourth quarter 2004, we sold three apartment communities, two located in Salt Lake City, Utah and one in Phoenix, Arizona. The results of the property sales were as follows:

Property Dispositions

Quarter Ended December 31, 2004

Property/Locations	Book Basis	Sales Price	Book Gain	Sale Cap Rate	IRR
Pinnacle Stonecreek Phoenix, AZ	$25,091	$34,700	$9,609	4.8%	12.8%
Pinnacle Fort Union Salt Lake City, UT	13,780	16,900	3,120	6.2%	8.0%
Pinnacle Reserve Draper, UT	39,829	47,025	7,196	6.4%	7.7%

Total/Wtg. Average	$78,700	$98,625	$19,925	5.8%	8.7%

At December 31, 2004, we had three additional properties classified as “held for sale,” with expected sale dates during the first half of 2005.

Acquisition and Development Activity

During fourth quarter 2004, BRE acquired Villa Azure, with 624 units, located in Los Angeles, California, for a purchase price of approximately $137 million.

Also in the quarter, we acquired Bellaire Place, with 197 units located adjacent to our Evergreen community in Redmond, Washington, for a purchase price of approximately $31 million. Management of Bellaire and Evergreen has been combined, so they are now treated as one community, Evergreen Apartments, with 423 units.

During 2004, BRE completed three development communities: Fullerton, with 192 units in Fullerton, California; Westridge, with 234 units in Valencia, California; and Talega II, with 110 units in San Clemente, California. Average and end-of-period occupancy for these communities was 91% for the fourth quarter 2004.

BRE currently has five communities with a total of 1,312 units under construction, for a total estimated investment of $277 million, and an estimated balance to complete totaling $168 million. Expected delivery dates for these units range from 4Q 2005 through 2Q 2007. All development communities under construction are located in Southern California.

During fourth quarter 2004, BRE also acquired two parcels of land in the Seattle, Washington metro area. Combined with the parcel of land previously acquired in Emeryville, California, BRE now owns three land parcels representing 739 units of future development, with a total estimated investment of $179 million.

At December 31, 2004, we had entered into agreements providing options to purchase or lease four parcels of land, and are actively pursuing local development approvals. Two sites are located in Northern California, representing 786 units of future development with an estimated total cost of $193 million. Two sites are located in Southern California, representing 608 units of future development at an estimated cost of $190 million. Anticipated construction start dates range from second half 2005 to first half 2007.

Financial and Other Information

At December 31, 2004, BRE’s combination of debt and equity resulted in a total market capitalization of approximately $3.7 billion, with a debt-to-total market capitalization ratio of 37%. BRE’s outstanding debt of $1.4 billion carried a weighted average interest rate of 5.6% for the year 2004. BRE’s coverage ratio of Adjusted EBITDA to interest expense was 2.8 times for the quarter and 2.9 times for the year. The weighted average maturity for outstanding debt is five years. At December 31, 2004, outstanding borrowings under our unsecured and secured lines of credit totaled $327 million, with a weighted average interest cost of 2.6%.

On December 1, 2004, we priced an offering of three million shares of 6.75% Series D Cumulative Redeemable Preferred Stock at $25 per share. The offering closed December 9, 2004.

For fourth quarter 2004, cash dividend payments to common shareholders totaled $24.6 million or $0.4875 per share. For the year ended December 31, 2004, cash dividend payments to common shareholders totaled $98 million, or $1.95 per share.

Other Expenses

During fourth quarter 2004, BRE recognized a one-time charge associated with the retirement of our former CEO, which totaled approximately $4.1 million, or $0.08 per share. The charge comprised approximately $2.1 million in cash payments and $2.0 million in noncash charges related to the fair value of stock options and restricted shares that vested under the terms of the retirement agreement.

Also included in Other Expenses are legal and consulting charges related to the Red Hawk Ranch litigation previously disclosed. As expected, these charges totaled $900,000 during fourth quarter 2004, or $0.02 per share, and $2.7 million for the year 2004, or $0.05 per share.

BRE Properties, Inc.

Consolidated Balance Sheets

Fourth Quarter 2004

(Unaudited, dollar amounts in thousands except per share data)

	December 31, 2004	December 31, 2003
		(Restated)
ASSETS

Real estate portfolio:
Direct investments in real estate:

Investments in rental properties	$2,538,171	$2,209,650
Construction in progress	108,930	105,091
Less: accumulated depreciation	(280,498)	(229,983)

	2,366,603	2,084,758

Equity interests in and advances to real estate joint ventures:
Investments in rental properties	10,227	10,391

Real estate held for sale, net	60,383	61,394

Land under development	43,204	28,404

Total real estate portfolio	2,480,417	2,184,947

Other assets	36,539	47,312

TOTAL ASSETS	$2,516,956	$2,232,259

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Unsecured senior notes	$848,201	$763,915
Unsecured line of credit	187,000	196,000
Secured line of credit	140,000	100,000
Mortgage loans	203,365	132,414
Accounts payable and accrued expenses	56,260	44,268

Total liabilities	1,434,826	1,236,597

Minority interests	35,675	38,859

Shareholders’ equity:

Preferred Stock, $0.01 par value; 10,000,000 shares authorized:

2,150,000 shares 8.50% Series A cumulative redeemable, $25 liquidation preference, issued and outstanding at December 31, 2003	—	22

3,000,000 shares 8.08% Series B cumulative redeemable, $25 liquidation preference, issued and outstanding	30	30

4,000,000 shares 6.75% Series C cumulative redeemable, $25 liquidation preference, issued and outstanding at December 31, 2004	40	—

3,000,000 shares 6.75% Series D cumulative redeemable, $25 liquidation preference, issued and outstanding at December 31, 2004	30	—

Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 50,418,529 and 49,992,198 at December 31, 2004 and 2003, respectively.	504	500
Additional paid-in capital	1,045,851	956,251

Total shareholders’ equity	1,046,455	956,803

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,516,956	$2,232,259

BRE Properties, Inc.

Consolidated Statements of Income

Quarters and Years Ended December 31, 2004 and 2003

(Unaudited, dollar and share amounts in thousands)

	Quarter ended 12/31/04	Quarter ended 12/31/03	Year ended 12/31/04	Year ended 12/31/03
		(Restated)		(Restated)
REVENUE
Rental income	$68,063	$62,433	$267,997	$244,982
Ancillary income	3,190	2,983	12,645	11,248

Total revenue	71,253	65,416	280,642	256,230
EXPENSES
Real estate expenses	22,758	20,656	88,433	77,599
Depreciation	17,056	13,001	61,296	49,644
Interest expense	17,783	14,975	66,826	59,425
General and administrative	3,168	2,613	12,657	10,260
Other expenses	5,015	—	6,807	7,305

Total expenses	65,780	51,245	236,019	204,233
Other income	523	529	1,632	1,462

Income before minority interests, partnership income and discontinued operations	5,996	14,700	46,255	53,459

Minority interests	(602)	(719)	(2,509)	(3,196)
Partnership income	911	155	1,558	882

Income from continuing operations	6,305	14,136	45,304	51,145

Discontinued operations:
Net gain on sales	19,925	—	19,925	23,147
Discontinued operations, net (1)	2,426	1,920	8,312	8,678

Total discontinued operations	22,351	1,920	28,237	31,825

NET INCOME	$28,656	$16,056	$73,541	$82,970

Redemption related preferred stock issuance costs	—	2,166	—	2,166
Dividends attributable to preferred stock	3,526	2,657	12,114	10,629

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$25,130	$11,233	$61,427	$70,175

Net income per common share - basic	$0.50	$0.23	$1.22	$1.49

Net income per common share - assuming dilution	$0.49	$0.22	$1.21	$1.48

Weighted average shares outstanding - basic (2)	50,375	49,815	50,200	47,070

Weighted average shares outstanding - assuming dilution(2)	51,320	50,270	50,825	47,445

(1)    Details of net earnings from discontinued operations. Quarters ended December 31, 2004 and 2003 and the year ended December 31, 2004 include results from the three communities sold during fourth quarter 2004 and the three communities classified as held for sale at December 31, 2004. The year ended December 31, 2003 also includes results from the two communities sold during first quarter 2003 and one community sold during second quarter 2003.

	Quarter ended 12/31/04	Quarter ended 12/31/03	Year ended 12/31/04	Year ended 12/31/03
		(Restated)		(Restated)
Rental and ancillary income	$3,998	$4,092	$16,551	$18,553
Real estate expenses	(1,275)	(1,319)	(5,323)	(5,975)
Depreciation	(297)	(853)	(2,916)	(3,708)
Interest Expense	—	—	—	(192)

Income from discontinued operations, net	$2,426	$1,920	$8,312	$8,678

BRE Properties, Inc.	Exhibit D

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE's definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

	Quarter ended 12/31/04	Quarter ended 12/31/03	Year Ended 12/31/04	Year Ended 12/31/03
Net income available to common shareholders	$25,130	$11,233	$61,427	$70,175
Depreciation from continuing operations	17,056	13,001	61,296	49,644
Depreciation from discontinued operations	297	853	2,916	3,708
Minority interests	602	719	2,509	3,196
Depreciation from unconsolidated entities	240	236	1,013	1,094
Net gain on investments	(19,925)	—	(19,925)	(23,147)
Less: Minority interests not convertible to common	(105)	(244)	(594)	(980)

Funds from operations	$23,295	$25,798	$108,642	$103,690

Diluted shares outstanding - EPS (1)	51,320	50,270	50,825	47,445

Net income per common share - diluted	$0.49	$0.22	$1.21	$1.48

Diluted shares outstanding - FFO (1)	52,340	51,300	51,810	48,590

FFO per common share - diluted	$0.45	$0.50	$2.10	$2.13

BRE Properties, Inc.	Exhibit D, continued

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined by BRE as EBITDA, excluding minority interests, gains or losses from sales of investments, redemption related preferred stock issuance costs, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from property dispositions and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA other non-operating items described above. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter ended 12/31/04	Quarter ended 12/31/03	Year to Date 12/31/04	Year to Date 12/31/03
Net income available to common shareholders	$25,130	$11,233	$61,427	$70,175
Interest	17,783	14,975	66,826	59,617
Depreciation	17,353	13,854	64,212	53,352

EBITDA	60,266	40,062	192,465	183,144
Minority interests	602	719	2,509	3,196
Net gain on sales	(19,925)	—	(19,925)	(23,147)
Redemption related preferred stock issuance costs	—	2,166	—	2,166
Dividends on preferred stock	3,526	2,657	12,114	10,629
Other expenses	5,015	—	6,807	7,305

Adjusted EBITDA	$49,484	$45,604	$193,970	$183,293

Net Operating Income (NOI)

NOI is defined as total revenues less real estate expenses (including such items as repairs and maintenance, payroll, utilities, property taxes and insurance, advertising and management fees.) We consider NOI to be an appropriate supplemental measure of our performance because it reflects the operating performance of our real estate portfolio at the property level and is used to make decisions about resource allocations and assessing regional property level performance. Below is a reconciliation of net income available to common shareholders to net operating income:

	Quarter ended 12/31/04	Quarter ended 12/31/03	Year to Date 12/31/04	Year to Date 12/31/03
Net income available to common shareholders	$25,130	$11,233	$61,427	$70,175
Interest	17,783	14,975	66,826	59,617
Depreciation	17,353	13,854	64,212	53,352
Minority interests	602	719	2,509	3,196
Net gain on sales	(19,925)	—	(19,925)	(23,147)
Redemption related preferred stock issuance costs	—	2,166	—	2,166
Dividends on preferred stock	3,526	2,657	12,114	10,629
General and administrative expense	3,168	2,613	12,657	10,260
Other expenses	5,015	—	6,807	7,305

NOI	$52,652	$48,217	$206,627	$193,553

Less Non Same-Store NOI	10,313	6,293	40,357	25,516

Same-Store NOI	$42,339	$41,924	$166,270	$168,037

Forward Looking Statements

In addition to historical information, we have made forward-looking statements in this Current Report on Form 8-K. These forward-looking statement pertain to, among other things, our capital resources, portfolio performance and our results of operations. Forward-looking statements involve numerous risks and uncertainties. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “peeks” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intonations. Forward-looking statements are based on assumptions, data or methods that may be incorrect or imprecise or incapable of being realized. The following factors, among others, could affect actual results and future events: defaults or non-renewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in affecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets of assets that no longer meet our investment criteria under applicable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, liability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Rescue Code of 1986, as amended, increases in real property tax rates. Our success also depends on general economic trends, including interest rates, including tax laws, government regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K as they may be updated from time to time by our subsequent filings with the Securities and Exchange Commission. Do not rely solely on forward-looking statements, which only reflect management’s analysis. We assume no obligation to update forward-looking statements. For more details, please refer to our SEC filings, including our most recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K.

Item 9.01: Financial Statements and Exhibits.

(c)	Exhibits.

The following exhibit is filed with this Form 8-K:

99.1 Fourth Quarter 2004 Earnings Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 8, 2005	By:	/s/ Edward F. Lange, Jr.
Edward F. Lange, Jr.
Executive Vice President, Chief Financial Officer and Secretary

Exhibit Index

99.1	Fourth Quarter 2004 Earnings Release